UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported)                     May 4, 2006
SUNTRON CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-49651	86-1038668

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 WEST GRANDVIEW ROAD, PHOENIX, ARIZONA	85023

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (602) 789-6600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     The Company is furnishing this Report on Form 8-K in connection with the disclosure of textual information in the form of a press release released on May 10, 2006.
     The information in this Report on Form 8-K (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
     The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.
     The text included with this Report on Form 8-K is available on the Company’s website located at www.suntroncorp.com, although the Company reserves the right to discontinue that availability at any time
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 4, 2006, John Walker resigned from the Board of Directors of Suntron Corporation (the “Company”). On that same day, the Company’s Board elected Marc T. Schölvinck to serve as a member of the Board of Directors of the Company.
     Marc T. Schölvinck, is a Partner and the Chief Financial Officer of Blum Capital Partners, L.P. (“Blum LP”), a San Francisco based private equity and strategic block investment firm. Mr. Schölvinck joined Blum LP in 1991. From 1991 to 1993 he was Vice President and Controller of Blum LP (except for a ten-month period in 1993 when he held the position of Personal Assistant to the Chairman of Intabex, where he was responsible for worldwide investments). Prior to initially joining Blum LP, he was a Senior Manager in the Capital Markets Services Group of Deloitte & Touche, responsible for merger and acquisition services for international and North American clients and for audit services for financial institutions. He was previously a Senior Manager at Touche Ross & Co. in Cape Town, South Africa. Mr. Schölvinck is a former director of Monroc, Inc. and Willig Freight Lines. Mr. Schölvinck has a Bachelor of Commerce (Honors) from the University of Cape Town and is a Chartered Accountant (South Africa).
Exhibits
Exhibit 99.1 Press Release dated May 10, 2006, entitled “Suntron Corporation Reports First Quarter 2006 Results.”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRON CORPORATION
Date: May 10, 2006	By:	/s/ Thomas B. Sabol
Thomas B. Sabol
Chief Financial Officer